Exhibit 10.01

ADAPTI, INC.

2278 Monitor Street

Dallas, TX 85004

November 18, 2025

Omar Karim

Re: EMPLOYMENT AGREEMENT

Dear Mr. Karim:

On behalf of Adapti, Inc., a Nevada corporation (the “Company”), I am pleased to offer you the position of Chief Revenue Officer of the Company. Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1. Duties and Scope of Employment.

(a) Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Chief Revenue Officer or in such other position as the Company subsequently may assign to you. You will report to the Company’s Executive Chairman. You will be working remotely. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company’s Executive Chairman, including but not limited to overseeing integration of revenue generation for the Company and its current and future subsidiaries and affiliates.

(b) Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company. During your Employment, without the prior written approval of the Company’s Executive Chairman, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any other corporation that competes with the Company, with such determination of a competing company to be made at the sole discretion of the Company’s Board of Directors. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment and upon notice of such Policies provided to you.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d) Commencement Date. You shall commence full-time Employment as soon as reasonably practicable and in no event later than November 18, 2025 (“Start Date”).

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services an initial base salary at a gross annual rate of $180,000. Your base salary will accrue, but not be payable until the earlier of such time as (i) the Company’s Board of Directors determines that the Company is sufficiently capitalized and (ii) the Company raises an aggregate of $1,000,000 in net proceeds from the sale of its equity securities in one or more transactions (the “Funding Threshold”). Upon the occurrence of the Funding Threshold, you will be paid all accrued but unpaid base salary and your base salary will automatically increase to the gross annual rate of $300,000. Subject to the terms of this Section 2(a), such base salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any modifications in such compensation set forth herein and that the Company may make from time to time, is referred to in this Agreement as “Base Salary.”

(b) Common Stock Warrant. On the Start Date, the Company shall grant you a Common Stock Purchase Warrant to purchase up to 240,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Warrant”). The Warrant’s exercise price per share will be $3.08. The term of the Warrant shall be 5 years. The Warrant will vest as follows: (i) 48,000 shares will vest on the Start Date, (ii) 48,000 shares will vest on the one (1) year anniversary of the Start Date, (iii) 48,000 shares will vest on the two (2) year anniversary of the Start Date, (iv) 48,000 shares will vest on the three (3) year anniversary of the Start Date, and (v) 48,000 shares will vest on the four (4) year anniversary of the Start Date, subject to you continuing to provide services to the Company under this Agreement or any other employment or consulting agreement on each applicable vesting date. A copy of the Warrant is attached hereto as Attachment A.

3. Vacation/PTO and Employee Benefits. You will receive unlimited paid vacation / time off, subject to prior written approval by the Executive Chairman. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b) Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

6. Termination Benefits.

(a) General Release. Any other provision of this Agreement notwithstanding, subsections (b) and (c) below shall not apply unless and until (i) you have executed (and do not revoke) a full and complete general release of all claims in a form provided by the Company without alteration and (ii) you have returned all Company property.

(b) Severance Pay. Subject to the prior completion of the Funding Threshold, if, during the term of this Agreement, the Company terminates your Employment for any reason other than Cause, death or Permanent Disability, then, in addition to the amounts payable in accordance with Section 5(b), the Company shall pay you severance pay at a rate equal to your Base Salary in effect at the time of termination of your Employment for a period of six (6) months following the termination of your Employment (the “Continuation Period”). Such severance pay shall be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates and shall be subject to all applicable withholdings; provided that, if the Company’s stock becomes publicly traded on an established securities market, such severance pay shall be paid in a single lump-sum cash payment on the six (6) month anniversary of the employment termination date to the extent required by Code section 409A.

(c) Partial Warrant Acceleration. In the event that your employment is terminated by the Company for any reason other than Cause, death or Permanent Disability, then in addition to the amounts payable in accordance with Section 5(b) and 6(b), such portion of the shares underlying Warrant will ratably vest from the most recent vesting event through the date of such termination based on the number of days that have elapsed since such termination.

(c) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i) Any breach by you of this Agreement, the Confidential Information and Invention Assignment Agreement between you and the Company, or any other written agreement between you and the Company;

(ii) Any failure by you to comply with the Company’s written policies or rules, as they may be in effect from time to time during your Employment pursuant to notice of such policies provided to you;

(iii) Your repeated failure to follow reasonable and lawful instructions from the Company or the Executive Chairman of the Company and your failure to cure such condition after receiving 10 days advance written notice;

(iv) Commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State by you;

(v) Your misappropriation of funds or property of the Company;

(vi) Neglect of your duties; or

(vii) Any gross or willful misconduct by you.

(d) Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

7. Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the second anniversary of the date when your Employment terminated for any reason, you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) either (i) any employee or any consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates.

8. Pre-Employment Conditions.

(a) Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment B, for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

(b) Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

9. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b) Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f) No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before November 18, 2025. The Company requests that you begin work in this new position on the Start Date.

Very truly yours,

ADAPTI, INC.

By:
(Signature)

Name:	Jeff Campbell ________________________________
Title:	Executive Chairman ___________________________

ACCEPTED AND AGREED:

OMAR kARIM

(Signature)

November 18, 2025
Date

Attachment A: Common Stock Purchase Warrant

Attachment B: Confidential Information and Invention Assignment Agreement

ATTACHMENT A

COMMON STOCK PURCHASE WARRANT

(See Attached)

ATTACHMENT B

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

(See Attached)